Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Freightos Limited

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.00001 per share	Other(2)	3,565,906(3)	$4.42(2)	$15,761,304.52	0.00011020	$1,736.90
Equity	Ordinary shares, par value $0.00001 per share	Other(4)	739,321(5)	$8.45(4)	$6,247,262.45	0.00011020	$688.45
Equity	Ordinary shares, par value $0.00001 per share	Other(6)	4,520,087(7)	2.35(6)	$10,622,204.45	0.00011020	$1,170.57
Total Offering Amounts					$32,630,771.42		$3,595.92
Total Fee Offsets							—
Net Fee Due							$3,595.92
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional ordinary shares, $0.00001 par value per share (the “Ordinary Shares”), of Freightos Limited (the “Company”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividends, stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations or other similar transactions effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Ordinary Shares on February 28, 2023, as reported on the Nasdaq Capital Market.
(3)	Represents Ordinary Shares reserved for issuance pursuant to awards that may be granted under the Freightos Limited 2022 Long-Term Incentive Plan (the “2022 LTIP”).
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price of $8.45 per share represents the weighted average exercise price of outstanding options under the 2022 LTIP.
(5)	Represents Ordinary Shares issuable upon the exercise of outstanding options under the 2022 LTIP.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price of $2.35 per share represents the weighted average exercise price of outstanding options under the Tradeos Ltd. 2012 Global Incentive Option Scheme (the “2012 Plan”).
(7)	Represents Ordinary Shares issuable upon the exercise of outstanding options under the 2012 Plan.